FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE ISSUES $125 MILLION OF UNSECURED NOTES

MINNEAPOLIS, MN, September 20, 2021 – Centerspace (NYSE: CSR) announced today that the Company has issued $125 million of unsecured senior notes. The transaction, organized by Prudential Private Capital, has a weighted average interest rate of 2.63% with a weighted average maturity of 10.46 years with tranches of $35 million in 2030, $50 million in 2031, $25 million in 2032 and $15 million in 2034.

This is the fourth issuance of senior notes by the Company, following the issuance of $75, $50, and $50 million of senior unsecured notes to Prudential Private Capital. Centerspace intends to use the proceeds to repay existing indebtedness.

The institutional investors involved in this transaction were Prudential Private Capital, Allianz Global Investors, Nationwide and Nassau Life Insurance Company.

“We are happy to partner again with Prudential and expand our access to the private placement market,” said Mark O. Decker Jr., President and CEO. “This transaction allows us to further strengthen our balance sheet by extending our debt maturity schedule and reducing our cost of capital.”

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 79 apartment communities consisting of 14,275 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2021 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

About Prudential Private Capital
For nearly 100 years, Prudential Private Capital has been partnering with a wide range of corporations, sponsors, and institutions to provide valuable insights, guidance, and customized capital solutions that enable them to achieve their growth and funding goals. In an industry where capital can seem like a commodity and relationships are often fleeting and transactional, we are known for building enduring local partnerships based on a steady and patient commitment to our partners’ long-term capital needs. With regional teams in 15 offices around the world, we manage a portfolio of $100.2 billion (as of 6.30.21)

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If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.